                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             --------------------

                                    FORM 8-K

                                 CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of Earliest Event Reported) June 30, 2005


                             DONAR ENTERPRISES, INC.
--------------------------------------------------------------------------------
           (Name of Small Business Issuer as specified in its charter)

            Delaware                  0-49649                23-3083371
--------------------------------------------------------------------------------
(State or other jurisdiction of     (Commission            (I.R.S. Employer
incorporation or organization)      File Number)        Identification Number)

            Concertgebouwplein 13, 1071 ll Amsterdam, The Netherlands
--------------------------------------------------------------------------------
              (Address of principal executive offices and zip code)


  Registrant's telephone number, including area code: (011) 31-20-676-0304
                                                                          -


     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     [ ] Written communications pursuant to Rule 425 under the Securities Act
         (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
         (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     Pursuant to a Securities and Exchange Agreement dated as of June 30, 2005 (the "Agreement"), by and among Donar Enterprises, Inc. ("Donar" or the "Company"), and Playlogic International N.V., a corporation formed under the laws of The Netherlands ("Playlogic"), and the shareholders of Playlogic (the "Playlogic Shareholders") the Playlogic Shareholders exchanged all of their ordinary shares and preferred shares of Playlogic for 21,836,924 shares of Donar common stock (the "Share Exchange".) Pursuant to the Share Exchange, Playlogic became the Company's wholly-owned subsidiary, now represents all of the Company's commercial operations, and the Playlogic Shareholders received approximately 91.0% of the outstanding common stock of Donar. Furthermore, 1,399,252 of the 21,836,924 shares of Donar common stock were placed in escrow and are currently being held by Securities Transfer Corporation, as escrow agent. These escrowed shares will be released as soon as practicable after March 30, 2006 as set forth below:

          - In the event that Donar's net income for the twelve months ending March 30, 2006 (the "Actual Net Income") is greater than $7.6 million and less than $8.4 million, 1,028,965 of the shares of Donar common stock held in escrow will be distributed to the Playlogic Shareholders, and 370,287 of the shares of Donar common stock held in escrow will be distributed to a shareholder of Donar, Halter Financial Group, Inc. or its assigns.

          - In the event that Donar's net income for the twelve months ending March 30, 2006 is greater than $8.4 million, the number of shares that will be distributed to the Playlogic Shareholders shall equal 1,028,965 + (1,028,965 x (Actual Net Income - 8.4 million)/16.8 million) and the remaining escrowed shares, if any, will be delivered to Halter Financial Group or its assigns.

          - In the event that Donar's net income for the twelve months ending March 30, 2006 is less than $7.6 million, the number of shares that will be distributed to Halter Financial Group shall equal 370,287 + (1,028,965 x (7.6 million - Actual Net Income)/7.6 million) and the remaining escrowed shares, if any, will be delivered to the Playlogic Shareholders.

Upon the closing of the Share Exchange, Timothy Halter, Donar's sole director, resigned and was replaced by Willem Smit, the President and Chief Executive Officer of Playlogic, and Donar's executive officers were replaced by the Playlogic executive officers mentioned herein. Upon the expiration of the 10-day period of the filing and/or mailing of an Information Statement pursuant to Rule 14f-1 under the Securities Exchange Act of 1934, Donar's board of directors was increased to five persons and the designees of Playlogic mentioned herein became directors of the Company.

More complete biographical information concerning each of the Company's new officers and directors is set forth in Item 5.02 of this Form 8-K under the heading "Changes in Management."

ITEM 3.02   UNREGISTERED SALES OF EQUITY SECURITIES

On June 28, 2005, the Company sold 162,100 shares of its common stock to Johannes Wilhelmus Kluijtmans for aggregate consideration of $608,000, or $3.75 per share. The sale was made pursuant to the terms of a Subscription Agreement, dated as of June 28, 2005, which agreement contained confidentiality and non-disclosure agreements and covenants.

The sale was made without registration under the Act in reliance upon the exemption afforded by Section 4(2) thereunder. The investor was not solicited through any form of general solicitation or advertising, the transaction being a non-public offering, and the sale was conducted in a private transaction where the investor identified an investment intent as to the transaction without a view to an immediate resale of the securities. The shares are "restricted securities" in that they are legended with reference to Rule 144. The Company never utilized an underwriter for this offering of its securities and no sales commissions were paid to any third party in connection with the above-referenced sale.

ITEM 4.01   CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

On June 30, 2005, upon closing of the Share Exchange, the Company's Board of Directors elected to replace S. W. Hatfield CPA (SWHCPA) as the Company's Registered Independent Certified Public Accounting Firm.

Concurrent with the above post-closing action, the Company's Board of Directors appointed BDO CampsObers, which is the existing Registered Certified Public Accounting Firm for Playlogic and has audited the Playlogic financial statements for each of the three years ended December 31, 2004, 2003 and 2002, respectively.

The Report of Registered Independent Certified Public Accounting Firm issued by SWHCPA for the year ended December 31, 2004 did not contain an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles, except for a going concern opinion expressing substantial doubt about the ability of the Company to continue as a going concern.

During the Company's most recent fiscal year (ended December 31, 2004) and from January 1, 2005 to the date of this Report, there were no disagreements with SWHCPA on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure, except that SWHCPA's opinion expressed substantial doubt with respect to the Company's ability to continue as a going concern for both fiscal years. Further, there were no reportable events, as described in Item 304(a)(1)(iv)(B) of Regulation S-B, during the Company's most recent fiscal year (ended December 31, 2004) and from January 1, 2005 to the date of this Report.

SWHCPA has furnished a letter addressed to the SEC stating whether or not it agreed with the above statements. A copy of such letter, dated June 30, 2005, is attached as an exhibit to this Form 8-K.

During the two most recent fiscal years and to June 30, 2005, Donar had not consulted with BDO CampsObers regarding either (I) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Donar's financial statements, and either a written report was provided to Donar or oral advice was provided that BDO CampsObers concluded was an important factor considered by Donar in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement and required to be reported under Item 304(a)(1)(iv) of Regulation S-B and the related instructions thereto.

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

(A)   CHANGES IN MANAGEMENT AS OF JUNE 30, 2005

As described in Item 1.01 of this Form 8-K, immediately following the effective time of the Share Exchange, the Company's Board of Directors was reconstituted and new officers were appointed. Biographical information for the new officers and directors is set forth below.

NAME                                   AGE             POSITION
----                                   ---             --------
Willem M. Smit                          58             Chief Executive Officer
                                                       and Director
Willy .J. Simon                         53             Director
Erik L.A. van Emden                     56             Director
Rogier W. Smit                          30             Executive Vice President
Stefan Layer                            34             Chief Operating Officer,
                                                       Vice President
                                                       Marketing, Sales and
                                                       Licensing
Leo van de Voort                        47             Chief Financial Officer


     Willem M. Smit has been Playlogic's Chief Executive Officer since 2001. In 1976, he founded Datex Software B.V., where he grew the company over nine years from 20 to 900 employees. Datex went public on 1985 and it merged with Getronics in 1987. Since that time, Mr. Smit has been a private investor in various companies. He is the father of Rogier W. Smit, the Company's Executive Vice President.

     W.J. Simon has been on Playlogic's Supervisory Board (which is similar to the board of directors of a US company) since 2003. Since 2002, he has been the Director of IMC Holding and Chairman of Bank Oyens & van Eeghen. From 2001 to 2002, he was an Advisor to the Board of NIB Capital. From 1997-2001, he was a Board member of the Fortis Bank. He also currently serves as a Non-Executive Director of Astin Capital Management, a London-based hedge fund.

     E.L.A. van Emden has been on Playlogic's Supervisory Board since December 2003. Since 1993 he has been an attorney with Bosselaar & Strengers. He also currently serves as a Director of seven private Dutch companies.

     Rogier W. Smit co-founded Playlogic International N.V. and Playlogic Game Factory B.V. in 2001. He has worked in various management positions at those two companies since then. He has been Playlogic's Executive Vice President since 2002. He is the son of Willem M. Smit, Playlogic's Chief Executive Officer.

     Stefan Layer has been Playlogic's Chief Operating Officer and Vice President Marketing, Sales and Licensing since April 2005. From 1999 until joining Playlogic, Mr. Layer was the Vice President of Licensing Europe for Atari Deutschland GmbH where he was responsible for the development of new markets and an European marketing strategy, expansion into Eastern Europe and the acquisition of third party products.

     Leo van de Voort has been Playlogic's Chief Financial Officer since April 2005. From 2004 until April 2005 he was the Chief Financial Officer of RDM, Wilton Feijenoord Holding. From 2001 to 2004, he was Chief Financial officer of Flex Group Nederland and from 2000 to 2001 he was the Director of Corporate Finance of Kempen & Co.

     EXECUTIVE COMPENSATION

     The following table sets forth information regarding compensation for the fiscal years ended December 31, 2002, 2003 and 2004 received by the individual who served as

Playlogic's Chief Executive Officer during 2004 and its other most highly compensated executive officers whose total annual salary and bonus for fiscal year 2004 exceeded $100,000 (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM
                                        ANNUAL COMPENSATION      COMPENSATION
                                    --------------------------      AWARDS
NAME AND PRINCIPAL POSITION AS                         BONUS     ------------
OF DECEMBER 31, 2004                YEAR   SALARY ($)   ($)       OPTIONS(#)
--------------------                ----   ----------  -------    ----------
Willem Smit                         2004     $136.450    $0           0
President and Chief Executive       2003     $125,700     0           0
Officer                             2002     $62,850      0           0

Rogier W. Smit                      2004     $147,096    $0           0
Executive Vice President            2003     $135,458     0           0
                                    2002     $124,170     0           0

----------------
      None of the Named Officers held or exercised any options during fiscal
2004.

(B) EMPLOYMENT AGREEMENTS WITH EXECUTIVES

     Effective February 1 2002, Playlogic entered into an employment agreement with Rogier M. Smit, to be executive vice president and managing director of Playlogic Game Factory B.V. The agreement is for an indefinite period, but can be terminated by Playlogic upon three months' notice and one additional month per year of service or by Mr. Rogier Smit upon three months notice. Mr. Smit's starting salary was $9,427 (E 7,500) per month. In addition to his salary, Mr. Smit is entitled to a company car. Pursuant to the agreement, Mr. Smit is also subject to confidentiality, non-competition and invention assignment requirements.

     In January 2005, Playlogic entered into an employment agreement with Stefan Layer, its Chief Operating Officer and Vice President Marketing and Sales, effective April 1, 2005. Pursuant to the terms of the agreement, Mr. Layer is responsible for Playlogic's marketing, sales and licensing. The agreement is for an indefinite period, but can be terminated by Playlogic upon six months notice or by Mr. Layer upon three months notice. Mr. Layer's starting salary is $15,009 (E11,000) per month. In addition to his salary, Mr. Layer is entitled to an annual bonus equal to 1% of Playlogic's net profit of the net consolidated year figures after taxes. However, during the first two years of his employment (from April 2005 to April 2006 and from April 2006 to April 2007) the amount of profit sharing to which Mr. Layer is entitled will be no less than $7,641 (E5,600) per month. Under this agreement, Mr. Layer received 500,000 ordinary shares of Playlogic at a nominal value of $0.068 (E0.05) per share (which were exchanged for 364,556 shares of Donar in the Share Exchange). Such shares will be subject to a two year lock up period. After the lock up period, Mr. Layer will be permitted to sell up to 50% of his shares each year. If Mr. Layer terminates the agreement or is dismissed, the shares he still owns must be sold back to Playlogic at nominal value. Pursuant to the agreement, Mr. Layer is also subject to confidentiality, non-competition and invention assignment requirements.

     In April 2005 Playlogic entered into an employment agreement with Leo van de Voort, its Chief Financial Officer, effective May 1, 2005. The agreement is for a period of 12 months, but can be terminated by Playlogic upon six months notice or by Mr. Van de Voort upon three months notice. Mr. Van de Voort 's starting salary will be $15,055 (E11,034) per month. Under this agreement, Mr. Van de Voort received 200,000 ordinary shares of Playlogic International N.V. at a nominal value of $0.068 (E0.05) per share (exercisable against intrinsic value at year end) (which were exchanged for 145,823 shares of Donar common stock in the Share Transaction). Such shares will be subject to a two year lock up period. After the lock up period, Mr. Van de Voort will be permitted to sell up to 25% of his shares each year. If Mr. Van de Voort terminates the agreement or is dismissed, the shares he still owns must be sold back to Playlogic at nominal value. Pursuant to the agreement, Mr. Van de Voort is also subject to confidentiality, non-competition and invention assignment requirements.

ITEM 8.01. OTHER EVENTS.


(A) DESCRIPTION OF BUSINESS OF PLAYLOGIC

     Playlogic is the leading Dutch publisher of interactive entertainment software for consoles, such as Sony's PlayStation2, Microsoft's Xbox and Nintendo's Game Cube, PCs and handheld and mobile devices, such as Nintendo's Game Boy Advance and Sony's PSP. As a publisher, Playlogic is responsible for distribution, sales and marketing of Playlogic's products. Playlogic seeks to publish high quality products developed both by Playlogic's own studio in Breda, the Netherlands, called Playlogic Game Factory, and by external developers with whom it has contractual relationships. Playlogic publishes a wide variety of games for all platforms and different genres of games rather than focusing Playlogic's development efforts and resources on attempting to produce the next "hit" title. Playlogic believes this strategy decreases Playlogic's risks because if one of Playlogic's titles turns out not to be successful, Playlogic still has other titles that may be successful.

     Playlogic's Industry

     Wedbush Morgan Securities, a leading investment banking and brokerage firm, has stated that in 2003, the US market for interactive entertainment was larger than the U.S. movie industry (based in box office receipts). According to Wedbush Morgan Securities, in 2003, the global video games market represented a total value of $25.5 billion and will likely grow to exceed $30 billion in 2005. According to Computer World magazine, the industry is expected to grow to a value of more than $100 billion by 2010. According to the NPD Group, a leading global sales and marketing firm, and the Entertainment Software Association, a video game trade association, total video game software sales (not including hardware and accessories) in the US reached a record of $7.3 billion in 2004. According to the Entertainment Software Association, this growth has more than doubled since 1996 and is expected to continue. Playlogic believes that this growth is likely to be increased by the expected development of new game platforms, the increasing popularity of games being played on mobile phones and on the Internet and emerging markets such as China.

     According to Screen Digest, a global media market and research firm, total video game software sales worldwide accounted for more than $18 billion in 2003 and is expected to exceed $21 billion in 2007. Further, 239.3 million computer or video games were sold in 2003. According to the Entertainment Software Association, this number grew to 248 million in 2004, which means almost two games for every household in the US.

     According to the Entertainment Software Association, the average game player is 30 years old and the average game buyer is 37 years old. In 2005, 95% of computer game buyers and 84% of console game buyers were over the age of 18.

     Products

     Playlogic has been certified as an official publisher by Nintendo-worldwide and SonyComputer Entertainment Europe (for Europe, Middle East, Africa and Australia) and Xbox worldwide. Playlogic received its official publishers' license for Microsoft worldwide in April of 2005.

     Various studios, based in the US and throughout Europe, develop the games which Playlogic publishes. One of these studios is Playlogic's subsidiary, Playlogic Game Factory, located in The Netherlands. Other independent studios in various countries develop Playlogic's games under development contracts. These development contracts generally provide that Playlogic pays the studio an upfront payment which is an advance on future royalties earned, and a payment upon achievement of various milestones. In addition, Playlogic licenses the rights to Playlogic's existing titles to other studios who then develop those titles for other platforms.

          To date, Playlogic has released four games. They are:

          -    ALPHA BLACK ZERO

          Alpha Black Zero is a mission-based tactical shooting game set in the future in which an elite commando group carries out secret missions in hostile worlds. The player must meet varied objectives through numerous alternative solutions.

          Genre       Tactical Shooting
          Platform    PC
          Developer   Khaeon (A version for mobile phones and N-Gage will be
                      developed by Overloaded Pocket Media B.V. Playlogic does not yet have an expected release date for the mobile phone and N-Gage version).

          -    AIRBORNE TROOPS

          Airborne Troops was released for PCs and PlayStation 2 in the first quarter of 2005; it is an infiltration action adventure game set during World War II that is based on historical facts. Characters use actual weapons used during World War II and face actual World War II scenarios an environments. The game has three-dimensional graphics and dramatic music.

          Genre       Infiltration action-adventure
          Platform    Playstation2 and PC
          Developer   Widescreen Games S.A.R.L.

          -    CYCLONE CIRCUS

          Cyclone Circus is an arcade global racing game. Set in the year 2078, it enables players to take control of a futuristic wind-propelled vehicle and race in an international league across a range of exotic locations.

          Players can choose from a variety of distinctive characters, each with their own customized vehicle. The number of characters from which to choose means there is something for everyone - from a sexy Russian daredevil to a lunatic Scottish brute.

          Cyclone Circus' gameplay introduces the functionality of sail-trim as a means to control the speed of the vehicle. Mastering sail-trim at different wind velocities will enable the player to attain maximum speeds. However, over-trimming, as well as using the sail-trim too lightly, will result in slower speeds.

          Players can check wind speed and direction, as well as their competitors' progress, through a radar in the corner of the screen. They must execute stunts to earn points and performance bonuses.

          Genre       Arcade racer
          Platform    PlayStation2
          Developer   Playlogic Game Factory B.V.

          -    XYANIDE

          Xyanide is an advanced 3D version of an old-school shoot-'em-up, taking place in the year 2715 on Mardar, a lonely isolated planet, that has been under the influence of a black hole since the beginning of time.

          Aguira the witch has been sentenced to death by the Judges of Mardar. The charges: devastation of worlds and civilizations. The sentence: disintegration by dumping into the Maelstrom (a.k.a. the black hole). The player takes the role of Drake, the chosen guard, whose role it is to craft and enforce the execution, but an asteroid hits the execution craft. The asteroid consists of Xyanide, a substance that instantly materializes thoughts and Drake sees the instant creation of hostile worlds between the execution craft and his fighter and realizes what happens. Aguira tries to use Xyanide to escape and Drake knows he has only one option: battle his way through the goriest worlds of horror and destruction and encountering mass enemy attack waves.

          Genre       shoot-'em-up
          Platform    Xbox Live, Game Boy Advance, mobile phones, PSP,
                      PlayStation2
          Developer   Playlogic Game Factory B.V. (Xbox Live, PSP, PlayStation2)
                      Engine Software B.V. (Game Boy Advance)
                      Overloaded Pocket Media B.V. (mobile phones)


On April 22, 2005, Playlogic signed an agreement with TDK Recording Media Europe S.A. (Luxembourg) for publishing and transferring to Playlogic all of the related intellectual property rights of the following three games:

          -    World Racing 2, for PS2, Xbox and PCs;

          -    Knights of the Temple 2, for PS2, Xbox and PC; and

          -    Gene Troopers, for PS2, Xbox and PC.

          Playlogic expects the following games to be completed and released in the third or fourth quarter of 2005:

          -    WORLD RACING 2

          World Racing 2 puts the fun of driving at center stage and presents a challenging racing experience featuring an advanced 3D Landscape Engine, adjustable driving characteristics, improved technology and an exciting selection of different cars from various manufacturers. World Racing 2 is all about fun racing. Players will enjoy better physics, simplified menus, speed-optimized track layouts and livelier 3D environments. With more than 40 cars from 16 brands, over 100 challenging tracks, technical and optical tuning plus a huge variety of licensed accessories and lifestyle products the game is very authentic and customizable.

           Genre              Racing
           Platform           PlayStation2, Xbox, PC
           Developer          Synetic

          -    GENE TROOPERS

          In Gene Troopers the player is in the heart of a unique, vibrant and living universe. The player explores amazing new worlds, develops the character into a stealth or battle professional, controls supernatural powers, makes friends with powerful characters and leads them into battle against the forces of evil. The game's universe is entangled in the greatest conflict it ever witnessed. A terrifying elite battle force named Gene Troopers (GT) sets out to mercilessly fulfil its task: to find, gather and secure life forms. Genetic material is the new strategic resource. Gene transformation technology changes suitable individuals into loyal and powerful GT units.

          The GTs took away the player's body and daughter, Mareen. But what they couldn't take away was the player's courage. It is time to fight back!

          Genre         First Person Shooter
          Platform      PlayStation2, Xbox, PC
          Developer     Cauldron

          -    KNIGHTS OF THE TEMPLE II

          In Knights of the Temple II players will join the ultimate battle of Paul de Raque, Grand Master of the Order of the Temple and hero of the first version of the game, against the forces of Hell. Travelling the lands and kingdoms of 13th century Europe, Paul must unveil the secret of three mysterious ancient artefacts and fight the demon armies attacking the world.

          Paul has fought many battles in the eternal war between Good and Evil, but now he faces his greatest challenges yet, evil forces invading the world, undead beings ravaging the peaceful lands of northern Europe and a dark menace opening a portal which had closed millennia ago.

          Players fight their way through a forgotten Roman city, deadly dungeons of the Saracen empire, discover long forgotten islands, ruins and catacombs on a search for a secret hidden on the ground of an ancient underwater fortress.

          Players test their fighting skills, overcome the hordes of darkness and discover that victory must be paid with blood, pain and even the player's very own soul.

          Genre          Action Adventure
          Platform       PlayStation2, Xbox, PC
          Developer      Cauldron

Playlogic also has five additional games currently in development. They are:

          -    STATESHIFT

          StateShift is an underground street racing game, which can be played on the new Sony PlayStation Portable. It takes place in the next century where the streets are dark and the player drives in a futuristic and technological world. The game addictively combines racing, action and strategy. It features advanced extras, such as offensive and defensive weapon systems. This creates a fun and absorbing racing experience.

          Genre          Racing / Action
          Platform       PlayStation Portable (PSP)
          Developer      Engine Software

          -    PRISM

          PRISM is a first person shooter game with an exciting blend of stealth operations and fast action game play. The core PRISM experience focuses on the unconventional application of new and emerging weapons and surveillance technologies in the war against terrorism. The compelling, campaign mode contains scenarios that include attacks on key US infrastructure such as seaports, airports, museums, shopping malls and areas along the borders.

          The game will take place in the near future with the player becoming the newest member of a highly secretive homeland defense unit known as PRISM. PRISM is also an acronym for the Preemptive Reconnaissance and Identification Security Mainframe, a new computer system that the government is using to wirelessly hack into video surveillance equipment across America. When terrorist activities are suspected or potential targets are identified, players are called into action.

          A shorter version of PRISM will be used as a recruitment tool by the US Army National Guard.

          Genre          First Person Shooter
          Platform       PC
          Developer      Rival Interactive

          -    DELTA

          Project Delta is a tactical first-person shooter in which the player is drawn into an epic story of men against an alien invasion force. The player will feel for the men and see them grow, developing their true potential as soldiers and friends, as the player commands, comforts or threatens them through nerve-wrecking and spectacular battles set in future earth, alien habitats, and back to the Dark ages.

          While investigating a strange, buried structure on a remote island, the player suddenly is placed in the middle of an invasion by the Cryzen, a ruthless alien race with fluid-metal bodies. Though the player fights bravely alongside the local military, but it is only when a second force, the Dorians, arrives that the tide of battle is turned. Betrayal mars any celebration, as the player and the other survivors become prisoners of the Dorians and transported to their planet.

          Escaping with the aid of a local priest, the player becomes instrumental in unraveling a web of high action intrigue and further betrayal, in which it becomes increasingly difficult to tell enemies from allies. When the player finds that the planet he or she is on is actually Earth, seven hundred years in the future, the player quickly discovers that the Cryzen and the Dorians both threaten the very future of humanity.

          To save mankind, the player must travel back to the dark ages and in a final, desperate battle, destroy the alien structure on the island.

          Genre          Tactical first person shooter
          Platform       Next Gen Consoles, PC
          Developer      Playlogic Game Factory

          -    WIZARD OF FUNK

          Wizard of Funk is a game for the Playstation2 with EyeToy cameras which Playlogic believes is much more advanced and compelling than the handful of games which are currently available for the EyeToy, which has sold more than 5 million cameras worldwide to date. Most of the currently available games rely on a combination of mini games, but Wizard of Funk is a light role playing game (RPG) with a back story, infused with music, using actual gesture recognition instead of motion detection without the need for extra peripherals such as gloves of colored fingers.

          The player becomes a young and clumsy apprentice wizard. As his master gets wrongfully accused and imprisoned he needs to find out how to solve this mystery. The player will need to travel through the musical lands and battle foul monsters and defeat them with musical spells of all sorts, getting stronger and learning more and more powerful spells in order to defeat the evil that caused all this.

          Genre          EyeToy RPG
          Platform       PlayStation 2/EyeToy
          Developer      Playlogic Game Factory

          -    SPARTA

          In ancient Greece the Spartans were infamously feared warriors. The battles between mighty ancient Greek tribes were fought with such an intense power and unknown soldiers became heroes on the battlefield. Sparta - Ancient Wars will bring this mighty time to new life, where each player will have the opportunity to bring his own tribe to health, fame and wealth. Playlogic believes that it will be the first real time strategy game that will deliver new stunning graphics, high level of detail, complete 3D gameplay, rich economics, no unit limitation, a physics engine developed solely for the game and many never before seen features to this genre. The main emphasis is on large-scaled battles and complex tactical manoeuvres. Furthermore, a new method of army equipment is represented in the game. Warriors can be equipped with weapons, shields, put on horses or on chariots and they can be given special abilities. The player can collect abandoned weapons after battles or import powerful weapons from other cultures to build more powerful and different special units. The forces of nature are very important, because fire, wind and other elements will effect the whole environment. The economic aspect of the game includes control of labor force, construction of cities and resources collection. Playlogic believes that Sparta will offer every aspect which real time strategy gamers like.

          Genre          Real Time Strategy
          Platform       PC
          Developer      World Forge

Product selection and the development process

     Playlogic selects the games to publish based on an analysis of consumer trends and behavior and the performance of similar titles currently in the market. Furthermore, besides a commercial analysis and an analysis of the development team, technical, conceptual, competition and gameplay analyses take place. Playlogic uses the combination of these factors as a guideline for the expected sales potential of each new title.

     Playlogic selects third party developers based on many factors. Initially, Playlogic performs an extensive "due diligence" review of each developer, in which it examines the capabilities and expertise of the developer's staff, its track record, budget and expected sales performance. Then, once Playlogic approves a developer, it enters into a definitive agreement, pursuant to which the production process is governed by a milestones and deliverables schedule. Under this arrangement, Playlogic pays the developers upon the obtaining of different milestones and delivery of different items to Playlogic. Through this milestone process, Playlogic is able to control production time, quality and budget.

     Approval by Sony, Microsoft or Nintendo is required before the game can be published on one of their game consoles. For PC games, no such approval is required.

     Throughout the development of a game, the title is continuously tested on all possible aspects, such as game play, technical requirements and marketing materials, including packaging.

     After Playlogic and Sony, Microsoft or Nintendo approve the final version of the game, called a Gold Master, the product is sent to a duplicator to produce finished goods.

     Playlogic believes the commercial success of a game partly depends on its marketing. The marketing of Playlogic's games is usually accomplished through a co-operation between Playlogic, co-publishers and local distributors. Another important element of marketing the games is public relations and advertising. Playlogic believes consumers base their purchase decision on coverage in the media and word of mouth. Basing games on known properties, such a movies or prior versions of a popular game, also enhance the visibility of a game to consumers.

     Playlogic's Technology

     While creating Playlogic's games, Playlogic has developed some very useful technology tools that Playlogic believes other companies in the interactive entertainment software industry may desire to purchase. Therefore, Playlogic is currently considering selling and/or licensing these tools. Playlogic has expensed the costs of creating and producing this technology as research and development costs.

     Examples of these tools are:

     MemAnalyze

     MemAnalyze is a multi-platform tool for monitoring an application's memory behavior. It runs on a PC and communicates with the game console using a network connection. MemAnalyze tracks the console's memory state in real-time and offers multiple views on the memory state of the console. Besides instant, real-time memory debugging, MemAnalyze also offers a powerful recording feature. Visually represented in a graph, the recording feature allows a user to monitor the activity of an application's memory behavior. After recording, the memory state of the console can be played back and debugged off-line.

     MudGE

     The mud Game Engine, also referred to as mudGE, is a multiplatform game engine specifically developed for two dimensional and three dimensional games on current and next generation platforms. Currently working for Windows, Xbox and PlayStation2, Playlogic believes it is one of the very few game engines developed with each specific platform in mind to get the utmost performance on every platform.

     Evolver

     Evolver is Playlogic's in-house version control system. After evaluation of several third party tools (such as Perforce, SourceSafe, Alienbrain, Co-Op, AccuRev, Surround, CVS, Subversion, Evolution, VESTA, and others) Playlogic did not find a single tool that was useable by both artists and developers and it decided to write its own system. Playlogic believes Evolver meets requirements of both artists, developers and testers, and it presents the simple workflow in a compact user interface. Because of the integration in Windows Explorer and Visual Studio, it can be used on nearly every computer system.

     Logix

     Logix, a tool that is currently under development, is a visual, high-level programming language. It uses a node-based approach with a mixture of techniques used in tools like Shake, Virtools, Quest3D and Houdini. Playlogic believes that Logix can produce a programming environment that resembles Lego toys. Publishers will be able to build a game by connecting several building blocks.

     Research and Development

     In each of 2002 and 2004, Playlogic received a financial grant from the Dutch government to be used for research and development (R&D). The grant is called the WBSO and it is a fiscal incentive to invest in research into and development of technological innovations. It applies to new products, processes and software that have a direct relationship to an end product.

     Playlogic's approach to R&D is systematic. Each of Playlogic's projects has, in its development cycle, a research phase. In this phase, Playlogic examines the opportunities and risks of the project and design an approach to exploit new opportunities and mitigate risks. Playlogic defines and builds a prototype which is intended to prove each individual technical opportunity and limit the risks.

     Playlogic's current R&D projects include tool development to improve efficiency and accuracy during the production phase; research into artificial intelligence and emotion to revolutionize in game team dynamics and game play immersion and research into next generation game console hardware, which poses technical challenges to all game developers in the near future.

     Playlogic's other research activities focus on technical and scientific research into simulation and visualization of natural phenomena such as lighting, shadows and fluids. This research focuses on the laws of physics to generate new concepts and methodologies for practical application of these phenomena in Playlogic's games.

     Sales and Distribution

     Playlogic's sales expectations for each game are based mostly upon similar or competitive products and the success that those products have achieved. Playlogic also works with Playlogic's distributors to generate realistic unit sales figures and revenues based upon their experience, and after giving presentations to and consulting with the retail stores in each of Playlogic's global territories.

     For example, Playlogic based its sales expectation for the P.R.I.S.M. game, which is 1.6 million unit sales across three formats, on two comparative titles, America's Army from Ubisoft, a PC only title, and Far Cry, a first person shooter game for PCs. To date, more than 3.3 million units of America's Army have been manufactured, and players have completed more than 600 million missions and logged over 60 million hours of playing time. Far Cry, has sold over 730,000 units. P.R.I.S.M. is similar to both of those games, and Playlogic believes it will sell more units of P.R.I.S.M. than Far Cry, but less than America's Army. Playlogic determined its sales expectation based on this assumption.

     Generally, Playlogic aims to release its titles simultaneously across a range of hardware formats, rather than exclusively for one platform. Playlogic believes this allows it to spread the development risk and increase the sales potential, with only a minimal increase in development time and resources spent.

     Playlogic seeks to increase sales and maximize profit potential of all of its games by reducing the wholesale and recommended retail prices of its products at various times during the life of a product. Price reductions may occur at anytime in a product's life cycle, but Playlogic expects they will typically occur six to nine months after a product's initial launch. Playlogic also employs various other marketing methods designed to promote consumer awareness and sales, such as attendance at trade and consumer shows, and Playlogic intends to organize in-store promotions, point of purchase displays and co-operative advertising.

     Playlogic uses two methods to distribute its products. Under the first distribution method, its third party pressing plants will deliver fully finished games, manufactured from the Gold Master which it created, to Playlogic's third party distributor partners, and the third party distributor partners then distribute the games to retail stores. Under this model, Playlogic is responsible for all elements of finalizing and printing the packaging, age rating and certification, territory specific EAN barcodes and disc replication. Playlogic receives income on each unit sold in the retail stores, based on a royalty report created by the distributor. Playlogic uses this model for Alpha Black Zero in Greece and Benelux, and it expects to use this model for Airborne Troops in France, Italy, Benelux and Greece and for Cyclone Circus in Benelux.

     For Playlogic's second distribution method, it supplies the Gold Master to a third-party co-publisher who manufactures, finalizes and distributes the finished games to the retail stores. Playlogic receives lower per unit income on retail sales under this distribution model. It uses this model in countries in which it does not currently have a console publishing license. For example, it uses this distribution process for Alpha Black Zero in the US, UK, France, Italy, Spain and Russia, and it expects to use it for Airborne Troops in the US.

     In both models, Playlogic ensures that sufficient inventory quantities of the titles are stocked by the distributors to provide rapid response to retail orders. Many retailers use electronic data interchange to enhance the efficiency of placing and shipping orders and receiving payments.

     Seasonality

     Playlogic expects that a significant percentage of the sales of its games will take place in the third and fourth quarter of each year due to heightened demand around Thanksgiving and Christmas. Playlogic also believes that there is increased demand around Easter because many games are given as gifts then. However, Playlogic expects that, over time, seasonality will be less important as consumers are tending to buy games throughout the year. Also, Playlogic may decide not to release new games during the holiday seasons because of the increased competition in the market and because it believes that consumers typically buy only one or two games each over the holidays.

     Competition

     Playlogic competes for both licences and game sales with the other international games publishing houses, including Atari, Electronic Arts, Take Two Interactive, Activision, THQ and Ubisoft. Many of Playlogic's competitors have greater financial, technical and personnel resources than it does and are able to carry larger inventories and make higher offers to licensors and developers for commercially desirable properties than it can. Competition in the entertainment software industry is based on product quality and features, brand name recognition, access to distribution channels, effectiveness of marketing and price. Further, many of Playlogic's competitors, including the ones mentioned above, have the financial resources to withstand significant price competition and to implement extensive advertising and marketing campaigns.

     Retailers have limited shelf space and promotional resources, and competition is intense among and increasing number of games titles for adequate levels of shelf space and promotional support. Playlogic expects competition for retail shelf space to continue to increase, which may require Playlogic to increase marketing expenditures to maintain its current levels of sales.

     Competitors with more extensive ranges and popular titles may have greater bargaining power with retailers. Accordingly, Playlogic may not be able to achieve the levels of support or shelf space that such competitors receive. Similarly, as competition for popular properties increase, Playlogic's cost of acquiring licenses for such properties is also likely to increase, possibly resulting in reduced margins. Prolonged price competition, increased licensing costs or reduced margins would cause Playlogic's profits to decrease.

     Intellectual Property

         Like other entertainment companies, Playlogic's business is based on the creation, acquisition, exploitation and protection of intellectual property. Each of Playlogic's products embodies a number of separately protected intellectual properties. Playlogic's products are copyrighted as software, its product names are its trademarks and its products may contain voices and likenesses of third parties or the musical compositions and performances of third parties. Playlogic's products may also contain other content licensed from third parties, such as trademarks, fictional characters, storylines and software code.

         Playlogic's products are susceptible to unauthorized copying. Playlogic's primary protection against unauthorized use, duplication and distribution of its products is copyright and trademark. Playlogic typically owns the copyright to the software code as well as the brand or title name trademark under which its products are marketed. Playlogic registers its copyrights worldwide.

         Playlogic owns all of the trademark and copyrights, through purchase, of the following games

                              GAMES                         PLATFORM                  AREA
                              -----                         --------                  ----
         1.     a.   ALPHA BLACK ZERO                       PC                        Worldwide

         2.          AIRBORNE TROOPS                        PS2                       Worldwide

                                                            PC                        Worldwide

         3.          STATESHIFT (PSP RACING)                PSP                       Worldwide

         4.     a.   XYANIDE                                Xbox live                 Worldwide

                                                            PSP                       Worldwide

                                                            PS2                       Worldwide

                b.   XYANIDE ADVANCE                   Game Boy Advance               Worldwide

                c.   XYANIDE MOBILE                         Mobile                    Worldwide

         5.          CYCLONE CIRCUS                         PS2                       Worldwide

         6.          WORLD RACING 2                         PS2                       Worldwide

                                                            Xbox                      Worldwide

                                                            PC                        Worldwide

         7.          KNIGHTS OF THE TEMPLE 2                PS2                       Worldwide

                                                            Xbox                      Worldwide

                                                            PC                        Worldwide

         8.          GENE TROOPERS                          PS2                       Worldwide

                                                            Xbox Live                 Worldwide

                                                            PC                        Worldwide

         Employees

         As of June 30, 2005, Playlogic had 52 full-time employees and no part-time employees. Substantially all of Playlogic's employees have executed employment agreements with Playlogic.

         Legal Proceedings

         None

         Properties

         Playlogic does not own any real property. Currently, Playlogic leases properties in Breda and Amsterdam, the Netherlands.

         Playlogic's offices located at Hambroeklaan 1 in Breda are leased by Playlogic's subsidiary, Playlogic Game Factory, from Neglinge BV pursuant to a lease agreement which expires on October 1, 2013. Playlogic Game Factory has an option to extend the lease agreement. If this option is exercised, the lease agreement will expire on October 1, 2018. The lease property spans 1,600 square meters and may only be used as office space. At signing of the lease agreement, the lessor committed itself to invest $409,350 (E300,000) in the lease property which amount shall be repaid by Playlogic Game Factory B.V. in ten years. Payment is due on a quarterly basis and amounts to $40,935 (E30,000) per year.

         Playlogic's offices located at Hoge Mosten 16-24 in Breda are leased by Playlogic Game Factory from Kantoren Fonds Nederland B.V. pursuant to a lease agreement which expires on February 28, 2007. The lease property spans 451 square meters and may only be used as office space. Payment is due on a yearly basis and amounts to $85,327 (E62,534) per year. As Playlogic Game Factory is no longer using this location, it decided to terminate the lease agreement as of February 28, 2007, by an official notice to the landlord. The landlord has granted Playlogic permission to sublease this property, but Playlogic has not found an interested party to date.

         Playlogic leases its offices located at Concertgebouwplein 13 in Amsterdam from Mr. Prof. Dr. D. Valerio pursuant to a lease agreement which expires on March 31, 2007. Playlogic has an option to extend the lease agreement. If this option is exercised, the lease agreement will expire on March 31, 2012. The lease property spans 260 square meters and may only be used as office space. Payment is due on a quarterly basis and amounts to $81,363 (E59,628.52) per year.

         On June 1, 2005 Playlogic entered into a lease for offices at Amstelveenseweg 639-710 in Amstelveen. Playlogic plans on moving its principal executive officers there on August 1, 2005. The leased premises spans 1,500 square meters. The lease amounts to $272.90 (E200) per square meter for rent and $34 (E25) per square meter for service costs. Payment starts mid July 2006 for 750 square meters and by January 1, 2007, Playlogic will start paying for the remaining 750 square meters. Payment of the service costs is due immediately upon the move. Playlogic's landlord has given it the right to sublease this property. If Playlogic does not find a subleasee, the lease may be terminated. Playlogic has hired a real estate agent to find a subleasee.

DIRECTORS' COMPENSATION

         In 2004, Playlogic paid Mr. Van den Emden E25,000 and Mr. Simon E30,000 for their service as members of its supervisory board. Donar expects to pay the members of its board of directors similar compensation in 2005 and the future.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Pursuant to a loan agreement dated April 6, 2004 between Playlogic and Sloterhof Investment N.V., Sloterhof agreed to loan $6,481,375 (E4,750,000) to Playlogic. Sloterhof is controlled by Playlogic's CEO, Willem Smit. Sloterhof received $966,106 (E708.080) as interest on this loan. This loan has subsequently been converted into ordinary shares of Playlogic and the loan has been cancelled.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding Donar's outstanding shares of each class of equity securities beneficially owned as of July 1, 2005 by: (1) each person who is known to Donar to own beneficially more than five percent of each class of the outstanding equity securities; (2) each of Donar's directors; (3) all officers named in the Summary Compensation Table above; and (4) all directors and executive officers as a group. The information relating to share ownership is based upon information furnished to Donar. The number of shares of common stock shown includes shares subject to warrants or options exercisable within 60 days after July 1, 2005 as if such shares were outstanding on June 30, 2005 and assumes that no other person has exercised any outstanding warrants or options. Playlogic believes that the beneficial owners of each class of equity securities, based on information supplied by such owners, have sole investment and voting power with respect to the shares of each class of equity securities shown as being beneficially owned by them, except as otherwise set forth in the footnotes to the table.

                                                               NUMBER
                                                             SUBJECT TO
                                         NUMBER OF             OPTIONS      PERCENTAGE
                                         SHARES OF               AND        OF COMMON
                 NAME                     COMMON               WARRANTS       STOCK
                                          STOCK              EXERCISABLE
                                                              WITHIN 60
                                                                DAYS
-------------------------------------------------------------------------------------
                                                                  0
Sloterhof Investments N.V.               7,303,357                0         31.72%
Castilla Investments B.V.                1,777,496                0          7.72%
Wind Worth Luxembourg Holding S.A.H      2,138,874                0          9.29%
Sophia International Holding S.A.H.      1,611,500                0          7.0%
Willem Smit (1)                          7,303,357                0         31.72%
Rogier Smit (2)                          1,777,496                0          7.72%
Stefan Layer                               364,556                0          1.58%
Leo van de Voort                           145,823                0          *
E.L.A. van Emden                                 0                0          *
W.J. Simon                                  87,494                0          *
All directors and executive officers
as a group (6 persons) ...............   9,678,726                0         41.08%

----------
*Less than 1%

         (1) Includes shares held by Sloterhof Investments N.V.

         (2) Includes shares held by Castilla Investments B.V.

(B) RISK FACTORS

         PLAYLOGIC HAS A LIMITED OPERATING HISTORY, IT HAS EXPERIENCED SIGNIFICANT LOSSES IN PRIOR YEARS AND IT MAY NOT BE ABLE TO MAINTAIN PROFITABILITY ON A CONSISTENT BASIS.

         Playlogic commenced operations in May 2002. Accordingly, it has a limited operating history and its business strategy may not be successful. Its failure to implement its business strategy or an unsuccessful business strategy could materially adversely affect its business, financial condition and operations.

         Playlogic had net consolidated losses of approximately $22,095,677 in 2004, approximately $7,657,536 in 2003 and approximately $1,194,822 in 2002.
Although Playlogic expects to be profitable in the future, it may never achieve profitability. If it does achieve profitability, it may not be able to maintain profitability on a consistent basis. Additionally, The report of independent auditors on Playlogic's December 31, 2004 financial statements includes an explanatory paragraph indicating there is substantial doubt about Playlogic's ability to continue as a going concern.

         PLAYLOGIC IS DEPENDENT ON FINANCING BY THIRD PARTIES, AND IF IT IS NOT ABLE TO ACQUIRE ANY NECESSARY FINANCING FOR ITS OPERATIONS, ITS BUSINESS WILL BE SIGNIFICANTLY HARMED, AND IT MAY NEED TO CEASE OPERATIONS.

         Playlogic expects that its current cash balance and cash generated from operations will be sufficient to cover its working capital costs through the third quarter of 2005. After that time, it will need to obtain additional financing from third parties. Playlogic expects is capital requirements to increase over the next several years as it continues to develop new products, increase marketing and administration infrastructure, and embark on in-house business capabilities and facilities. Its future liquidity and capital funding requirements will depend on numerous factors, including, but not limited to, the cost of hiring and training production personnel who will produce its titles, the cost of hiring and training additional sales and marketing personnel to promote its products, and the cost of hiring and training administrative staff to support current management. If Playlogic does not obtain any necessary financing in the future, it may need to cease operations.

         MANY OF PLAYLOGIC'S TITLES HAVE SHORT LIFECYCLES AND MAY FAIL TO GENERATE SIGNIFICANT REVENUES.

         The market for interactive entertainment software is characterized by short product lifecycles and frequent introduction of new products. Many software titles do not achieve sustained market acceptance or do not generate a sufficient level of sales to offset the costs associated with product development. A significant percentage of the sales of new titles generally occur within the first three months following their release. Therefore, Playlogic's profitability depends upon its ability to develop and sell new, commercially successful titles and to replace revenues from titles in the later stages of their lifecycles. Any competitive, financial, technological or other factor which delays or impairs its ability to introduce and sell its software could adversely affect Playlogic future operating results.

         A SIGNIFICANT PORTION OF PLAYLOGIC'S REVENUES ARE DERIVED FROM A LIMITED NUMBER OF TITLES. IF IT FAILS TO DEVELOP NEW, COMMERCIALLY SUCCESSFUL TITLES, PLAYLOGIC'S BUSINESS MAY BE HARMED.

         For the year ended December 31, 2004, one title, Alpha Black Zero accounted for 100% of Playlogic's revenues. It did not have any revenue in 2003 or 2002. Its future titles may not be commercially viable. It also may not be able to release new titles within scheduled release times or at all. If Playlogic fails to continue to develop and sell new, commercially successful titles, its revenues and profits may decrease substantially and it may incur losses.

         PLAYLOGIC'S BUSINESS IS DEPENDENT ON LICENSING AND PUBLISHING ARRANGEMENTS WITH THIRD PARTIES, AND IF IT CANNOT CONTINUE TO LICENSE POPULAR PROPERTIES ON COMMERCIALLY REASONABLE TERMS, ITS BUSINESS WILL BE HARMED.

         Playlogic's success depends on its ability to identify and exploit new titles on a timely basis. It has entered into agreements with third parties to acquire the rights to publish and distribute interactive entertainment software. These agreements typically require Playlogic to make advance payments, pay royalties and satisfy other conditions. Its advance payments may not be sufficient to permit developers to develop new software successfully. In addition, software development costs, promotion and marketing expenses and royalties payable to software developers have increased significantly in recent years and reduce the potential profits derived from sales of Playlogic's software. Future sales of Playlogic's titles may not be sufficient to recover advances to software developers and it may not have adequate financial and other resources to satisfy its contractual commitments. If it fails to satisfy its obligations under these license agreements, the agreements may be terminated or modified in ways that may be burdensome to Playlogic. Playlogic's profitability depends upon its ability to continue to license popular properties on commercially feasible terms. Numerous companies compete intensely for properties and Playlogic may not be able to license popular properties on favorable terms or at all in the future.

         ACQUIRING LICENSES TO CREATE GAMES BASED ON MOVIES MAY BE VERY EXPENSIVE. IF PLAYLOGIC SPENDS A SIGNIFICANT AMOUNT OF RESOURCES TO ACQUIRE SUCH LICENSES AND THE RESULTING GAMES ARE NOT SUCCESSFUL, ITS BUSINESS MAY BE MATERIALLY HARMED.

         Many current video game titles are based on popular motion pictures. Some of these games have been successful, but many have not. Playlogic does not have any such games in the development stage as of yet, but Playlogic is currently considering creating a game based on a successful horror movie. Playlogic hopes to release a game based on this movie concurrent with the release of the movie's sequel in theaters which is expected to occur in 2006. In order to create this game, Playlogic will need to acquire a license from the producer of the movie, and it is likely that this license will be expensive. If the game is not successful due to the movie's sequel not being popular or for any other reason, Playlogic's business may be materially harmed.

         PLAYLOGIC IS EXPOSED TO SEASONALITY IN THE PURCHASES OF ITS PRODUCTS AND IF IT FAILS TO RELEASE PRODUCTS IN TIME DURING PERIODS OF HIGH CONSUMER DEMAND, SUCH AS THE HOLIDAYS, ITS REVENUES MAY BE NEGATIVELY AFFECTED.

         The interactive entertainment software industry is highly seasonal, with the highest levels of consumer demand occurring during the year-end holiday buying season. Additionally, in a platform transition period, sales of game console software products can be significantly affected by the timeliness of the introduction of game console platforms by the manufacturers of those platforms, such as Sony, Microsoft and Nintendo. The timing of hardware platform introduction is also often tied to holidays and is not within Playlogic's control. If a hardware platform is released unexpectedly close to the holidays, this would result in a shortened holiday buying season and could negatively impact the sales of Playlogic's products. Delays in development, licensor approvals or manufacturing can also affect the timing of the release of Playlogic's products, causing Playlogic to miss key selling periods such as the year-end holiday buying season.

         PLAYLOGIC CONTINUALLY NEEDS TO DEVELOP NEW INTERACTIVE ENTERTAINMENT SOFTWARE FOR VARIOUS OPERATING SYSTEMS AND IF DEVELOPERS OF OPERATING SYSTEMS FACE FINANCIAL OR OPERATIONAL DIFFICULTIES, PLAYLOGIC MAY NOT BE ABLE TO RELEASE ITS TITLES AND MAY INCUR LOSSES.

         Playlogic depends on third-party software developers and its internal development studios to develop new interactive entertainment software within anticipated release schedules and cost projections. Many of its titles are externally developed. If developers experience financial difficulties, additional costs or unanticipated development delays, Playlogic will not be able to release titles according to its schedule and may incur losses.

         The development of new interactive entertainment software is a lengthy, expensive and uncertain process. Considerable time, effort and resources are required to complete development of Playlogic's proposed titles. Playlogic has in the past and may in the future experience delays in introducing new titles. Delays, expenses, technical problems or difficulties could force the abandonment of or material changes in the development and commercialization of Playlogic's proposed titles. In addition, the costs associated with developing titles for use on new or future platforms may increase Playlogic's development expenses.

         TRANSITIONS IN CONSOLE PLATFORMS HAVE A MATERIAL IMPACT ON THE MARKET FOR INTERACTIVE ENTERTAINMENT SOFTWARE AND DELAYS IN THE LAUNCH, SHORTAGES, TECHNICAL PROBLEMS OR LACK OF CONSUMER ACCEPTANCE OF THESE PLATFORMS AND NEXT GENERATION PLATFORMS COULD ADVERSELY AFFECT PLAYLOGIC'S SALES OF PRODUCTS FOR THESE PLATFORMS.

         When new console platforms are announced or introduced into the market, consumers typically reduce their purchases of game console entertainment software products for current console platforms in anticipation of new platforms becoming available. During these periods, sales of Playlogic's game console entertainment software products can be expected to slow down or even decline until new platforms have been introduced and have achieved wide consumer acceptance. Each of the three current principal hardware producers launched a new platform in recent years. Sony made the first shipments of its PlayStation2 console system in North America and Europe in the fourth quarter of calendar year 2000. Microsoft made the first shipments of its Xbox console system in North America in November 2001 and in Europe and Japan in the first quarter of calendar 2002. Nintendo made the first shipments of its GameCube console system in North America in November 2001 and in Europe in May 2002. Additionally, in June 2001, Nintendo launched its Game Boy Advance hand-held device. Most recently, Sony introduced its hand-held gaming device, PlayStation Portable ("PSP") in March 2005. PSP is currently expected to be released in the fourth quarter of calendar 2004. Playlogic expects that the next hardware transition cycle will commence in late calendar 2005 or calendar 2006. Delays in the launch, shortages, technical problems or lack of consumer acceptance of these platforms and next generation platforms could adversely affect Playlogic's sales of products for these platforms.

         DEVELOPING GAMES FOR THE NEXT GENERATION GAME CONSOLES BY SONY, MICROSOFT AND NINTENDO (WHICH ARE EXPECTED TO BE RELEASED IN THE NEXT FEW YEARS) WILL LIKELY BE MORE EXPENSIVE AND TIME CONSUMING FOR PLAYLOGIC AND ITS STUDIOS. IF PLAYLOGIC IS NOT ABLE TO PRODUCE GAMES FOR THESE CONSOLES IN A COST-EFFECTIVE MANNER, ITS BUSINESS MAY BE SIGNIFICANTLY HARMED.

         Each of Sony, Nintendo and Microsoft are expected to release next generation game consoles in the next few years. These new consoles will likely be more powerful, and games for these consoles will have greater graphics and features. With this increased power and capabilities, there are likely to be increased costs to develop games and it is likely that each game will need larger development teams. Budgets for next generation games are likely to be twice those of games for current consoles and development teams may need to increase three-fold. The rising costs may make it prohibitively expensive for small game publishers like Playlogic to take the risk of creating new, unproven games. If Playlogic cannot create games for the next generation consoles in a cost effective manner, its business is likely to be significantly harmed.

         PLAYLOGIC DEPENDS ON SONY, NINTENDO AND MICROSOFT FOR THE MANUFACTURING OF PRODUCTS THAT IT DEVELOPS FOR THEIR HARDWARE PLATFORMS. ACCORDINGLY, ANY OF THEM COULD CAUSE UNANTICIPATED DELAYS IN THE RELEASE OF PLAYLOGIC'S PRODUCTS AS WELL INCREASES TO ITS DEVELOPMENT, MANUFACTURING, MARKETING OR DISTRIBUTION COSTS, WHICH COULD MATERIALLY HARM PLAYLOGIC'S BUSINESS AND FINANCIAL RESULTS.

         Generally, when Playlogic develops interactive entertainment software products for hardware platforms offered by Sony, Nintendo or Microsoft, the products are manufactured exclusively by that hardware manufacturer or their approved replicator. Playlogic pays a licensing fee to the hardware manufacturer for each copy of a product manufactured for that manufacturer's game platform.

         The agreements with these manufacturers include certain provisions such as approval rights over all products and related promotional materials and the ability to change the fee they charge for the manufacturing of products, that allow them substantial influence over Playlogic's costs and the release schedule of its products. In addition, since each of the manufacturers is also a publisher of games for its own hardware platforms and manufactures products for all of its other licensees, a manufacturer may give priority to its own products or those of Playlogic's competitors in the event of insufficient manufacturing capacity. Accordingly, Sony, Nintendo or Microsoft could cause unanticipated delays in the release of Playlogic's products as well increase its development, manufacturing, marketing or distribution costs, which could materially harm Playlogic's business and financial results.

         PLAYLOGIC PARTLY DEPENDS ON INDEPENDENT DEVELOPERS, AND IT MAKES ADVANCE PAYMENTS TO THEM PRIOR TO THE COMPLETION OF THE PRODUCT. THERE IS NO ASSURANCE THAT PLAYLOGIC CAN RECOUP THESE PAYMENTS IF IT DOES NOT ACCEPT THE PRODUCT FROM A THIRD PARTY DEVELOPER.

         Playlogic makes advance payments to independent software developers prior to completion of the games, which are for the development of intellectual property related to its games. The advance payments become due when the developer meets agreed milestones.

         Upon termination of the contract for any reason prior to the completion of a game, the advance payments are repayable by the independent software developers, who then remain the sole owner of the source material and intellectual property. These advance payments that are due prior and after completion of the product are partly capitalized and expensed as cost of goods sold at the higher of the contractual or effective royalty rate based on net product sales. However, there is no assurance that the independent developer will return the advance payments to Playlogic, and if they do not, Playlogic's business may suffer.

         PLAYLOGIC MAY FAIL TO ANTICIPATE CHANGING CONSUMER PREFERENCES, AND IF IT DOES, ITS RESULTS OF OPERATIONS MAY BE MATERIALLY HARMED.

         Playlogic's business is speculative and is subject to all of the risks generally associated with the interactive entertainment software industry, which has been cyclical in nature and has been characterized by periods of significant growth followed by rapid declines. Its future operating results will depend on numerous factors beyond its control, including:

         - the popularity, price and timing of new software and hardware platforms being released and distributed by Playlogic and its competitors;

         - international, national and regional economic conditions, particularly economic conditions adversely affecting discretionary consumer spending;

         -  changes in consumer demographics;

         -  the availability of other forms of entertainment; and

         - critical reviews and public tastes and preferences, all of which change rapidly and cannot be predicted.

         In order to plan for acquisition and promotional activities Playlogic must anticipate and respond to rapid changes in consumer tastes and preferences. A decline in the popularity of interactive entertainment software or particular platforms could cause sales of Playlogic's titles to decline dramatically. The period of time necessary to develop new game titles, obtain approvals of manufacturers and produce CD-ROMs or game cartridges is unpredictable. During this period consumer appeal of a particular title may decrease, causing projected sales to decline.

         RAPIDLY CHANGING TECHNOLOGY AND PLATFORM SHIFTS COULD HURT PLAYLOGIC'S OPERATING RESULTS.

         The interactive software market and the PC and video game industries in general are associated with rapidly changing technology, which often leads to software and platform obsolescence and significant price erosion over the life of a product. The introduction of new platforms and technologies can render existing software obsolete or unmarketable. Playlogic expects that as more advanced platforms are introduced, consumer demand for software for older platforms will decline. As a result, its titles developed for such platforms may not generate sufficient sales to make such titles profitable. Obsolescence of software or platforms could leave Playlogic with increased inventories of unsold titles and limited amounts of new titles to sell to consumers which would have a material adverse effect on its operating results.

         Playlogic has devoted and will continue to devote significant development and marketing resources on products designed for next-generation video game systems, such as the PlayStation 3 and Xbox360, that have not yet been released. If PlayStation 3 and/or Xbox360 do not achieve wide acceptance by consumers or Sony/Microsoft is unable to ship a significant number of PlayStation 3/Xbox360 units in an timely fashion, or if Playlogic's titles fail to sell through, it will have spent a substantial amount of its resources for this platform without corresponding revenues, which would have a material adverse effect on its business, operating results and financial condition.

         Playlogic needs to anticipate technological changes and continually adapt its new titles to emerging platforms to remain competitive in terms of price and performance. Playlogic's success depends upon its ability and the ability of third-party developers to adapt software to operate on and to be compatible with the products of original equipment manufacturers and to function on various hardware platforms and operating systems. If Playlogic designs titles to operate on new platforms, it may be required to make substantial development investments well in advance of platform introductions, and it will be subject to the risks that any new platform may not achieve initial or continued market acceptance.

         A number of software publishers who compete with Playlogic have developed or are currently developing software for use by consumers over the Internet. Future increases in the availability of such software or technological advances in such software or the Internet could result in a decline in platform-based software and impact Playlogic's sales. Direct sales of software by major manufacturers over the Internet would adversely affect Playlogic's distribution business.

         IF PLAYLOGIC'S PRODUCTS CONTAIN DEFECTS, ITS BUSINESS COULD BE HARMED SIGNIFICANTLY.

         Software products as complex as the ones Playlogic publishes may contain undetected errors when first introduced or when new versions are released. Despite extensive testing prior to release, Playlogic cannot be certain that errors will not be found in new products or releases after shipment which could result in loss of or delay in market acceptance. This loss or delay could significantly harm Playlogic's business and financial results.

         RETURNS OF PLAYLOGIC'S TITLES MAY ADVERSELY AFFECT ITS OPERATING
RESULTS.

         Playlogic's arrangements with retailers for published titles require it to accept returns for stock balancing, markdowns or defects. It establishes a reserve for future returns of published titles at the time of sales, based primarily on these return policies and historical return rates, and Playlogic recognizes revenues net of returns.

         Playlogic's distribution arrangements with retailers generally do not give them the right to return titles to Playlogic or to cancel firm orders, although Playlogic does accept returns for stock balancing, markdowns and defects. Playlogic sometimes negotiates accommodations to retailers, including price discounts, credits and returns, when demand for specific titles falls below expectations.

         Playlogic's sales returns and allowances for the year ended December 31, 2003 were $0, and for the year ended December 31, 2004, they were $0. If return rates for its published titles significantly exceed its estimates, its operating results will be materially adversely affected.

         PLAYLOGIC'S BUSINESS IS HIGHLY COMPETITIVE AND INCREASINGLY "HIT" DRIVEN. IF IT DOES NOT CONTINUE TO DELIVER "HIT" PRODUCTS, ITS SUCCESS WILL BE LIMITED.

         Competition in Playlogic's industry is intense and new products are regularly introduced. Playlogic competes for both licenses to properties and the sale of interactive entertainment software with Sony, Nintendo and Sega, each of which is the largest developer and marketer of software for its platforms. Sony and Nintendo currently dominate the industry and have the financial resources to withstand significant price competition and to implement extensive advertising campaigns, particularly for prime-time television. These companies may also increase their own software development efforts or focus on developing software products for third-party platforms.

         In addition, Playlogic competes with domestic public and private companies, international companies, large software companies and media companies. Many of Playlogic's competitors have far greater financial, technical, personnel and other resources than it does and many are able to carry larger inventories, adopt more aggressive pricing policies and make higher offers to licensors and developers for commercially desirable properties than Playlogic can. Its titles also compete with other forms of entertainment such as motion pictures, television and audio and DVDs featuring similar themes, on-line computer programs and forms of entertainment which may be less expensive or provide other advantages to consumers.

         Retailers typically have limited shelf space and promotional resources and competition is intense among an increasing number of newly introduced interactive entertainment software titles for adequate levels of shelf space and promotional support. Competition for retail shelf space is expected to increase, which may require Playlogic to increase its marketing expenditures just to maintain current levels of sales of its titles. Competitors with more extensive lines and popular titles frequently have greater bargaining power with retailers. Accordingly, Playlogic may not be able to achieve the levels of support and shelf space that such competitors receive. Similarly, as competition for popular properties increases, its cost of acquiring licenses for such properties is likely to increase, possibly resulting in reduced margins. Prolonged price competition, increased licensing costs or reduced operating margins would cause its profits to decrease significantly.

         If Playlogic's competitors develop more successful products, or if it does not continue to develop consistently high-quality products, its revenue will decline.

         Playlogic's products are sold internationally through third-party distribution and licensing arrangements and through its wholly-owned European distribution subsidiaries. Playlogic's sales are made primarily on a purchase order basis without long-term agreements or other forms of commitments. The loss of, or significant reduction in sales to, any of its principal retail customers or distributors could significantly harm its business and financial results.

         PLAYLOGIC MAY BE BURDENED WITH PAYMENT DEFAULTS AND UNCOLLECTIBLE ACCOUNTS IF ITS DISTRIBUTORS OR RETAILERS CANNOT HONOR THEIR CREDIT ARRANGEMENTS WITH PLAYLOGIC.

         Distributors and retailers in the interactive entertainment software industry have from time to time experienced significant fluctuations in their businesses and a number of them have failed. The insolvency or business failure of any significant retailer or distributor of Playlogic's products could materially harm its business and financial results. Playlogic typically makes sales to most of its retailers and some distributors on unsecured credit, with terms that vary depending upon the customer's credit history, solvency, credit limits and sales history, as well as whether Playlogic can obtain sufficient credit insurance. Although, as in the case with most of its customers, Playlogic has insolvency risk insurance to protect it against its customers' bankruptcy, insolvency or liquidation, this insurance contains a significant deductible and a co-payment obligation and the policy does not cover all instances of non-payment. In addition, although Playlogic maintains a reserve for uncollectible receivables, the reserve may not be sufficient in every circumstance. As a result, a payment default by a significant customer could significantly harm Playlogic's business and financial results.

         PLAYLOGIC MAY NOT BE ABLE TO MAINTAIN ITS DISTRIBUTION RELATIONSHIPS WITH KEY VENDORS, AND IF IT DOES NOT, ITS RESULTS OF OPERATIONS MAY BE MATERIALLY HARMED

         Playlogic distributes interactive entertainment software and hardware products and provides related services in the Benelux countries, Germany, the United Kingdom, and in other European countries for a variety of entertainment software publishers, many of which are its competitors, and hardware manufacturers. These services are generally performed under limited term contracts. Although Playlogic expects to use reasonable efforts to retain these vendors, it may not be successful in this regard. The cancellation or non-renewal of one or more of these contracts could significantly harm its business and financial results.

         PLAYLOGIC'S SOFTWARE MAY BE SUBJECT TO LEGAL CLAIMS WHICH COULD BE VERY COSTLY AND TIME CONSUMING AND CAUSE A MATERIAL ADVERSE EFFECT ON ITS BUSINESS.

         In prior years lawsuits were filed against numerous video game companies by the families of victims who were shot and killed by teenage gunmen in attacks perpetrated at schools. In these lawsuits plaintiffs alleged that the video game companies manufactured and/or supplied these teenagers with violent video games, teaching them how to use a gun and causing them to act out in a violent manner. Both lawsuits have been dismissed. It is possible, however, that similar, additional lawsuits may be filed in the future. If such future lawsuits are filed and ultimately decided against Playlogic and its insurance carrier does not cover the amounts Playlogic is liable for, it could have a material adverse effect on its business and financial results. Payment of significant claims by insurance carriers may make such insurance coverage materially more expensive or unavailable in the future, thereby exposing Playlogic's business to additional risk.

         PLAYLOGIC'S BUSINESS, ITS PRODUCTS AND ITS DISTRIBUTION ARE SUBJECT TO INCREASING REGULATION IN KEY TERRITORIES OF CONTENT, CONSUMER PRIVACY AND ONLINE DELIVERY. IF IT DOES NOT SUCCESSFULLY RESPOND TO THESE REGULATIONS, ITS BUSINESS MAY SUFFER.

         Legislation is continually being introduced that may affect both the content of Playlogic's products and their distribution. For example, privacy laws in the United States and Europe impose various restrictions on its web sites. Those rules vary by territory although the Internet recognizes no geographical boundaries. Other countries, such as Germany, have adopted laws regulating content both in packaged goods and those transmitted over the Internet that are stricter than current United States laws. In the United States, the federal and several state governments are considering content restrictions on products such as Playlogic's, as well as restrictions on distribution of such products. Any one or more of these factors could harm its business by limiting the products Playlogic is able to offer to its customers and by requiring additional differentiation between products for different territories to address varying regulations. This additional product differentiation would be costly.

         IF PLAYLOGIC DOES NOT CONSISTENTLY MEET ITS PRODUCT DEVELOPMENT SCHEDULES, IT WILL EXPERIENCE FLUCTUATIONS IN ITS OPERATING RESULTS.

         Product development schedules, particularly for new hardware platforms, high-end multimedia PCs and the Internet, are difficult to predict because they involve creative processes, use of new development tools for new platforms and the learning process, research and experimentation associated with development for new technologies. Playlogic has in the past experienced development delays for several of its products. Failure to meet anticipated production or "go live" schedules may cause a shortfall in its revenue and profitability and cause its operating results to be materially different from expectations.

Delays that prevent release of Playlogic's products during peak selling seasons may reduce lifetime sales of those products.

         PLAYLOGIC'S EXPANSION MAY STRAIN ITS OPERATIONS.

         Playlogic has expanded through internal growth and acquisitions, which has placed and may continue to place a significant strain on its management, administrative, operational, financial and other resources. Playlogic has released a number of titles on new platforms, expanded its publishing and distribution operations, increased its advances to developers and manufacturing expenditures, enlarged its work force and expanded its presence on international markets. To successfully manage this growth, Playlogic must continue to implement and improve its operating systems as well as hire, train and manage a substantial and increasing number of management, technical, marketing, administrative and other personnel. Playlogic may be unable to effectively manage rapidly expanded operations which are geographically dispersed.

         Playlogic has acquired rights to various properties and businesses, and Playlogic may pursue opportunities by making selective acquisitions consistent with its business strategy. Playlogic may be unable to successfully integrate any new personnel, property or business into its operations. If Playlogic is unable to successfully integrate future personnel, properties or businesses into its operations, Playlogic may incur significant charges.

         Playlogic's publishing and distribution activities require significant amounts of capital. Playlogic may seek to obtain additional debt or equity financing to fund the cost of expansion. The issuance of equity securities would result in dilution to the interests of Playlogic's stockholders.

         A LIMITED NUMBER OF CUSTOMERS MAY ACCOUNT FOR A SIGNIFICANT PORTION OF PLAYLOGIC'S SALES, AND THE LOSS OF ITS RELATIONSHIPS WITH PRINCIPAL CUSTOMERS OR A DECLINE IN SALES TO PRINCIPAL CUSTOMERS COULD HARM ITS OPERATING RESULTS.

         Sales to Playlogic's three largest customers accounted for approximately 95% of its revenues for the year ended December 31, 2004. The loss of its relationships with principal customers or a decline in sales to principal customers could harm its operating results.

         RATING SYSTEMS FOR INTERACTIVE ENTERTAINMENT SOFTWARE, POTENTIAL LEGISLATION AND CONSUMER OPPOSITION COULD INHIBIT SALES OF PLAYLOGIC'S PRODUCTS.

         The home video game industry requires interactive entertainment software publishers to provide consumers with information relating to graphic violence or sexually explicit material contained in software titles. Certain countries have also established similar rating systems as prerequisites for sales of interactive entertainment software in such countries. Playlogic believes that it complies with such rating systems and displays the ratings received for its titles. Playlogic's software titles generally receive a rating of "G" (all ages), "E10-Plus" (age 10 and over) or "T" (age 13 and over), although certain of its titles receive a rating of "M" (age 17 and over), which may limit the potential markets for these titles.

         Several proposals have been made for federal legislation to regulate the interactive entertainment software, motion picture and recording industries, including a proposal to adopt a common rating system for interactive entertainment software, television and music containing violence and sexually explicit material and an inquiry by the Federal Trade Commission with respect to the marketing of such material to minors. Consumer advocacy groups have also opposed sales of interactive entertainment software containing graphic violence and sexually explicit material by pressing for legislation in these areas and by engaging in public demonstrations and media campaigns. If any groups were to target Playlogic's titles, Playlogic might be required to significantly change or discontinue a particular title. In addition, certain retailers, such as WalMart, Kmart, Sears and Target Stores, have declined to sell interactive entertainment software containing graphic violence or sexually explicit material, which also limits the potential markets for certain of Playlogic's games.

         PLAYLOGIC IS SUBJECT TO RISKS AND UNCERTAINTIES OF INTERNATIONAL TRADE, AND IF ANY OF THESE RISKS MATERIALIZE, ITS RESULTS OF OPERATIONS MAY BE HARMED.

         Sales in international markets, primarily in the UK, France, Spain and the Benelux, have accounted for an increasing portion of Playlogic's revenues. For the year ended December 31, 2004, sales in international markets accounted for approximately 99% of its revenues. Playlogic is subject to risks inherent in foreign trade, including:

         -  increased credit risks;

         -  tariffs and duties;

         -  fluctuations in foreign currency exchange rates;

         -  shipping delays; and

         - international political, regulatory and economic developments, all of which can have a significant impact on Playlogic's operating results.

         PLAYLOGIC IS DEPENDENT UPON ITS KEY EXECUTIVES AND PERSONNEL, AND IF IT FAILS TO HIRE AND RETAIN NECESSARY PERSONNEL AS NEEDED, ITS BUSINESS WILL BE SIGNIFICANTLY IMPAIRED.

         Playlogic's success is largely dependent on the personal efforts of certain key personnel. The loss of the services of one or more of these key employees could adversely affect its business and prospects. Its success is also dependent upon its ability to hire and retain additional qualified operating, marketing, technical and financial personnel. Competition for qualified personnel in the computer software industry is intense, and Playlogic may have difficulty hiring or retaining necessary personnel in the future. If it fails to hire and retain necessary personnel as needed, its business will be significantly impaired.

         FLUCTUATIONS IN FOREIGN EXCHANGE RATES AND INTEREST RATES COULD HARM PLAYLOGIC'S RESULTS OF OPERATIONS

         Playlogic is exposed to currency risks and interest rate risks. Playlogic is particularly exposed to fluctuations in the exchange rate between the U.S. dollar and the euro, as it incurs manufacturing costs and price its systems predominantly in euro while a portion of its revenue and cost of sales is denominated in U.S. dollars.

         In addition, a substantial portion of Playlogic's assets, liabilities and operating results are denominated in euros, and a minor portion of its assets, liabilities and operating results are denominated in currencies other than the euro and the U.S. dollar. Its consolidated financial statements are expressed in U.S. dollars. Accordingly, its results of operations are exposed to fluctuations in various exchange rates.

         Furthermore, a strengthening of the euro, particularly against the U.S. dollar could lead to intensified price-based competition in those markets that account for the majority of Playlogic's sales, resulting in lower prices and margins and an adverse impact on its business, financial condition and results of operations.

         Playlogic is also exposed to fluctuations in interest rates. As of December 31, 2004, it had a net bank overdraft. An increase of the short-term interest rates could increase the interest expense on its bank overdraft and adversely affecting its financial results.

         THE MARKET PRICE OF DONAR'S COMMON STOCK MAY BE VOLATILE.

         The market price of Donar's common stock may be highly volatile. Disclosures of Donar's operating results, announcements of various events by it or its competitors and the development and marketing of new titles affecting the interactive entertainment software industry may cause the market price of the common stock to change significantly over short periods of time.

         SOME OF DONAR'S EXISTING SHAREHOLDERS CAN EXERT CONTROL OVER DONAR AND MAY NOT MAKE DECISIONS THAT ARE IN THE BEST INTERESTS OF ALL SHAREHOLDERS.

         As of June 30, 2005, officers, directors, and shareholders holding more than 5% of Donar's outstanding shares collectively controlled approximately 55% of its outstanding common stock. As a result, these shareholders, if they act together, would be able to exert a significant degree of influence over its management and affairs and over matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. Accordingly, this concentration of ownership may harm the market price of its common shares by delaying or preventing a change in control of Donar, even if a change is in the best interests of its other shareholders.

         In addition, the interests of this concentration of ownership may not always coincide with the interests of other shareholders, and accordingly, they could cause Donar to enter into transactions or agreements that Playlogic would not otherwise consider.

(D) MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         FORWARD-LOOKING STATEMENTS

         The Information in this registration statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements, other than statements of historical fact, made in this registration statement are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. Forward-looking statements reflect management's current expectations and are inherently uncertain. Playlogic's actual results may differ significantly from management's expectations.

         This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of Playlogic's management.

         MANAGEMENT'S OVERVIEW OF HISTORICAL AND PROSPECTIVE BUSINESS TRENDS

         Increased Console Installed Base. As consumers purchase the current generation of consoles, either as first time buyers or by upgrading from a previous generation, the console installed base increases. As the installed base for a particular console increases, Playlogic believes Playlogic will generally able to increase its unit volume. However, as consumers anticipate the next generation of consoles, unit volumes often decrease. In March 2004, Microsoft reduced the retail price of its box consoles in the US, and in May and December 2004, Sony did the same with its PlayStation2 consoles. As price reductions drive sales of consoles and the related installed base of these current generation consoles increases during fiscal 2005, Playlogic believes that its unit sales of current generation titles are likely to be increased.

         Software Prices. As current generation console prices decrease, Playlogic expects more value-oriented consumers to become part of the interactive entertainment software market. Playlogic believes that hit titles will continue to be launched at premium price points and will maintain those premium price points longer than less popular games. However, as a result of a more value-oriented consumer base, and a greater number of software titles being published, Playlogic expects average software prices to gradually come down, which Playlogic expects to negatively impact its gross margin. To offset this, as the installed base increases, total volume of software sales are expected to increase, compensating for the lower margins on software sales.

         Increasing Cost of Titles. Hit titles have become increasingly more expensive to produce and market as the platforms on which they are played continue to advance technologically and consumers demand continual improvements in the overall game play experience. Playlogic expects this trend to continue as Playlogic requires larger production teams to create its titles, the technology needed to develop titles becomes more complex, it continues to develop and expand the online gaming capabilities included in its products and it develops new methods to distribute its content via the Internet. Any increase in the cost of licensing third-party intellectual property used in its products would also make these products more expensive to publish.

         ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires Playlogic to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of net sales and expenses during the reporting periods. The most significant estimates and assumptions relate to the recoverability of prepaid royalties, capitalized software development costs and intangibles, inventories, realization of deferred income taxes and the adequacy of allowances for returns, price concessions and doubtful accounts. Actual amounts could differ significantly from these estimates.

         Period Ended March 31, 2005 Compared to Period Ended March 31, 2004

         Revenue. Revenues for the three months ended March 31, 2005 were 523,034, as compared to $0 for the three months ended March 31, 2004. This represents an increase of $523,034, or 100%. This increase in revenue is primarily the result of increased sales of Playlogic's games. $342,091 of the revenues for the three months ended March 31, 2005 were from Europe and $180,493 were from the US. All of these revenues were from Playlogic's game distributors.

         Gross Profit. Gross profit totaled approximately $402,062 for the three months ended March 31, 2005. For the three months ended March 31, 2004, gross profit totaled $0. This represents an increase of $402,062, or 100%. This increase in gross profit is primarily the result of an increase in net sales.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses totaled $645,659 for the three months ended March 31, 2005. For the three months ended March 31, 2004, selling, general and administrative expenses totaled $769,377. This represents a decrease of $123,718, or 16%. This decrease was primarily caused by lower costs for external professional services.

         Research and development. Research and development expenses totaled $356,071 for the three months ended March 31, 2005. For the three months ended March 31, 2004, research and development totaled $2,787,345. This represents a decrease of $2,431,274, or 87%. This decrease was due to a lesser amount of our research and development expenses being capitalized.

         Depreciation and amortization. Depreciation and amortization expenses totaled $102,287 for the three months ended March 31, 2005. For the three months ended March 31, 2004, the depreciation and amortization expense totaled $73,328. The increase of $28,959 or 40% was caused by an increase in fixed assets that are depreciated on a straight line basis over the economic life time.

         Interest Expense. Interest expense totaled $101,562 for the three months ended March 31, 2005. For the three months ended March 31, 2004, interest expense totaled $335,567. This represents a decrease of $234,005, or 69%. This decrease in interest expense is primarily the result of Playlogic's debt holders converting their loans into ordinary shares of Playlogic.

         Benefit from income taxes. The benefit from income taxes totaled $3,262,005 for the three months ended March 31, 2005 and $0 for the three months ended March 31, 2004. This is an increase of $3,262,005 or 1,187%. This increase was caused by Playlogic's entering into contracts to purchase finished products and for distribution of its games, and deferred tax income has been recognized.

         Net Profit/Loss. Playlogic's net profit was $2,458,488 for the three months ended March 31, 2005. For the three months ended March 31, 2004, net loss totaled $3,965,617. This was primarily the result of benefits from income taxes, lower interest expenses and lower research and development costs.

         Period Ended April 30, 2005 Compared to Period Ended April 30, 2004

         Revenue. Revenues for the four months ended April 30, 2005 were $641,366, as compared to $0 for the four months ended April 30, 2004. This represents an increase of $641,366, or 100%. This increase in revenue is primarily the result of increased sales of Playlogic's games. $299,275 of the revenues for the four months ended April 30, 2005 were from Europe and $342,091 were from the US. All of these revenues were from its game distributors.

         Gross Profit. Gross profit totaled approximately $518,701 for the four months ended April 30, 2005. For the four months ended April 30, 2004, gross profit totaled $0. This represents an increase of $518,701, or 100%. This increase in gross profit is primarily the result of an increase in net sales.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses totaled $849,139 for the four months ended April 30, 2005. For the four months ended April 30, 3004, selling, general and administrative expenses totaled $981,832. This represents a decrease of $132,693, or 14%. This decrease in selling, general and administrative expenses is primarily the result lower selling costs and lower cost for external professional services.

         Research and development. Research and development expenses totaled $467,533 for the four months ended April 30, 2005. For the four months ended April 30, 2004, research and development expenses totaled $2,922,535. This represents a decrease of $2,455,002, or 84%. This decrease is due to our research and development expenses not being able to be capitalized.

         Depreciation and amortization. Depreciation and amortization expense totaled $136,456 for the four months ended April 30, 2005. For the four months ended April 30, 2004, depreciation and amortization expense totaled $98,591. The increase of $37,865, or 38% was caused by an increase in fixed assets that are depreciated on a straight line basis over the economic life time.

         Interest Expense. Interest expense totaled $149,995 for the four months ended April 30, 2005. For the four months ended April 30, 2004, interest expense totaled $368,636. This represents a decrease of $218,641, or 59%. This decrease in interest expense is primarily the result of a decrease in Playlogic's debt.

         Benefit from income taxes. Benefit from income taxes totaled $3,259,741 for the four months ended April 30, 2005. For the four months ended April 30, 2004, benefit from income taxes totaled $0. This represents a decrease of $3,259,741, or 100%. This increase was caused by Playlogic's entering into contracts to purchase finished products and for distribution of its games, and deferred tax income has been recognized.

         Net Profit/Loss. Net profit was $2,169,118 for the four months ended April 30, 2005. For the four months ended April 30, 2004, net loss totaled $4,371,595. This was primarily the result of benefits from income taxes, lower interest expenses and lower research and development costs.

         Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

         Revenue. For the fiscal year ended December 31, 2004, Playlogic had total revenue of $119,982 compared to revenue of $0 for the fiscal year ended December 31, 2003. This represents an increase of $119,982, or 100%. This increase in revenue of is a primarily the result of increased sales of Playlogic's games. All of the revenues for the year ended December 31, 2004 were from Europe. All of these revenues were from Playlogic's game distributors.

         Gross Profit. Gross profit totaled $80,635 for the fiscal year ended December 31, 2004 as compared to approximately $0 for the fiscal year ended December 31, 2003. This represents an increase of $80,635, or 100%. The increase in gross profit is a result of increased sales.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses totaled $14,061,865 for the fiscal year December 31, 2004. For the fiscal year ended December 31, 2003, selling, general and administrative expenses totaled $2,884,941. This represents an increase of $11,176,924, or 3877%. This increase in selling, general and administrative expenses is primarily of an expense related to the issuance of stock to certain shareholders and the increased number of employees and related costs.

      Interest Expense. Interest expense totaled $2,738,661 for the fiscal year ended December 31, 2004. For the fiscal year ended December 31, 2003, interest expense totaled $176,238. This represents an increase of $2,562,423, or 1,454%. This increase in interest expense is primarily the result of Playlogic's increased loan commitments.

      Net Loss. Net loss was approximately $22,095,677 for the fiscal year ended December 31, 2004. For the fiscal year ended December 31, 2003, net loss totaled $7,657,536. This decrease in profitability is primarily the result of Playlogic's increased costs incurred with research and development and increased loan commitments and an expense related to the issuance of stock to certain shareholders.

      LIQUIDITY AND CAPITAL RESOURCES

      March 31, 2005

      As of March 31, 2005, Playlogic had approximately $20,298 of cash on hand.

      April 30, 2005

As of April 30, 2005, Playlogic had approximately $128,631 of cash on hand.

      Playlogic's management believes that the current cash on hand and additional cash expected from operations will be sufficient order to cover its working capital requirements through the third quarter of 2005. After that time, Playlogic will need to obtain additional financing from third parties. Playlogic is currently in negotiations for a revolving credit line for game financing, and it is also seeking bank financing. In addition, Playlogic may raise funds through equity financings. Playlogic does not have any outstanding debt. If Playlogic does not obtain any necessary financing in the future, it may need to cease operations.

      Playlogic expects its capital requirements to increase over the next several years as it continues to develop new products both internally and through its third-party developers, increase marketing and administration infrastructure, and embark on in-house business capabilities and facilities. Its future liquidity and capital funding requirements will depend on numerous factors, including, but not limited to, the cost and hiring and training production personnel who will produce its titles, the cost of hiring and training additional sales and marketing personnel to promote its products, and the cost of hiring and training administrative staff to support current management.

      December 31, 2004

      As of December 31, 2004, Playlogic's cash balance was approximately $22,210, as compared to approximately $81,711 at December 31, 2003.

      Playlogic's accounts receivable at December 31, 2004 was $0, as compared to approximately $11,733 at December 31, 2003.

      OFF BALANCE SHEET ARRANGEMENTS


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
      Playlogic does not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on its financial condition, revenues, results of operations, liquidity or capital expenditures.

      CONTRACTUAL OBLIGATIONS

      Playlogic has the following contractual obligations associated with its lease commitments and other contractual obligations as of December 31, 2004:

    Contractual Obligations                    Payments Due By Period (in thousands)

                                       Total      Less Than 1 Year  1 - 3 Years     3-5 Years  More than 5 Years
                                       ------     ----------------  -----------     ---------  -----------------
  Long-Term Debt Obligations               --              --              --            --            --

  Capital Lease Obligations                --              --              --            --            --

 Operating lease Obligations
       (Including Rent)                $3,308          $  632          $1,327          $568          $781

     Purchase obligations                  --              --              --            --            --
                                       ------          ------          ------          ----          ----

Other contractual obligations              --              --              --            --            --
                                       ------          ------          ------          ----          ----

            Total                      $3,308          $  632          $1,327          $568          $781

      NOTE

      On June 1, 2005, Playlogic entered into a lease for new offices at Amstelveenseweg 639-710 in Amstelveen. It plans on moving its principal executive officers there on August 1, 2005. The leased premises spans 1,500 square meters. The lease amounts to $272.90 (E200) per square meter for rent and $34 (E25) per square meter for service costs. Payment starts mid July 2006 for 750 square meters and by January 1, 2007, Playlogic will start paying for the remaining 750 square meters. Payment of the service costs is due immediately upon the move. Playlogic's landlord has given it the right to sublease this property. If Playlogic does not find a subleasee, the lease may be terminated. Playlogic has hired a real estate agent to find a subleasee

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Accounts receivable

      Accounts receivable are shown after deduction of a provision for bad and doubtful debts where appropriate.

      Software Development Costs

      Capitalized software development costs include payments made to independent software developers under development agreements, as well as direct costs incurred for internally developed products. Playlogic accounts for software development costs in accordance with SFAS No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed". Software development costs are capitalized once technological feasibility of a product is established and such costs are determined to be recoverable.

Playlogic utilizes both internal development teams and third-party software developers to develop its products.

      Playlogic capitalizes internal software development costs and other content costs subsequent to establishing technological feasibility of a title. Amortization of such costs as a component of cost of sales is recorded on a title-by-title basis based on the greater of the proportion of current year sales to the total of current and estimated future sales for the title or the straight-line method over the remaining estimated useful life of the title. At each balance sheet date, Playlogic evaluates the recoverability of capitalized software costs based on undiscounted future cash flows and charges to cost of sales any amounts that are deemed unrecoverable. Its agreements with third-party developers generally provide Playlogic with exclusive publishing and distribution rights and require Playlogic to make advance payments that are recouped against royalties due to the developer based on the contractual amounts of product sales, adjusted for certain costs.

Prepaid royalties

Playlogic capitalizes external software development costs (prepaid royalties) and other content costs subsequent to establishing technological feasibility of a title.

      Advance payments are amortized as royalties in cost of sales on a title-by-title basis based on the greater of the proportion of current year sales to the total of current and estimated future sales for that title or the contractual royalty rate based on actual net product sales as defined in the respective agreements. At each balance sheet date, Playlogic evaluates the recoverability of advanced development payments and unrecognized minimum commitments not yet paid to determine the amounts unlikely to be realized through product sales. Advance payments are charged to cost of sales in the amount that management determines is unrecoverable in the period in which such determination is made or if management determines that it will cancel a development project.

      Revenue Recognition

      Playlogic evaluates the recognition of revenue based on the criteria set forth in SOP 97-2, "Software Revenue Recognition", as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" and Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements", as revised by SAB 104, "Revenue Recognition". Playlogic evaluates revenue recognition using the following basic criteria:

  - Evidence of an arrangement: Playlogic recognizes revenue when it has evidence of an agreement with the customer reflecting the terms and conditions to deliver products.

  - Delivery: Delivery is considered to occur when the products are shipped and risk of loss has been transferred to the customer.

  - Fixed or determinable fee: If a portion of the arrangement fee is not fixed or determinable, Playlogic recognizes that amount as revenue when the amount becomes fixed or determinable.

  - Collection is deemed probable: At the time of the transaction, Playlogic conducts a credit review of each customer involved in a significant transaction to determine the creditworthiness of the customer. Collection is deemed probable if Playlogic expects the customer to be able to pay amounts under the arrangement as those amounts become due. If Playlogic determines that collection is not probable, it recognizes revenue when collection becomes probable (generally upon cash collection).

      Product Revenue

      Product revenue, including sales to resellers and distributors, is recognized when the above criteria are met. Playlogic reduces product revenue for estimated customer returns.

      New Accounting Pronouncements

      In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123, "Share-Based Payment" which revised Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". This statement supercedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". The revised statement addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based compensation transactions using APB 25 and requires that the compensation costs relating to such transactions be recognized in the condensed consolidated statement of operations. The revised statement is effective as of the first fiscal year beginning after June 15, 2005.

      Although Playlogic is currently analyzing the method of adoption and impact of the adoption of this standard, effective January 1, 2006, Playlogic expects it will have an impact on Playlogic's condensed consolidated financial statements similar to the pro forma disclosure under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

      In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153 ("SFAS 153"), "Exchange of Nonmonetary Assets - an amendment of APB Opinion No. 29". SFAS 153 amends APB Opinion No. 29, "Accounting for Nonmonetary Transactions", to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. SFAS 153 is effective for non-monetary exchanges occurring in fiscal periods beginning after June 15, 2005. Playlogic does not believe the adoption of SFAS 153 will have a material impact on Playlogic's condensed consolidated financial statements.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(c)   Exhibits

             Exhibit Number    Description
             --------------    -----------

                  2.1 Securities Exchange Agreement dated as of June 30, 2005 between Donar Enterprises, Inc., Playlogic International NV. and the Shareholders of Playlogic International , NV

                  10.1         Subscription Agreement

                  16.1         Letter re Change in Certifying Accountant

      SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

                                DONAR ENTERPRISES, INC.



                                By: /s/ Willem Smit
                                    ---------------------
                                    Name: Willem Smit
                                    Title: President and Chief executive Officer

Date:  July 1, 2005